Exhibit 3.2

Limited Liability Company Agreement

JACKAL MERGER SUB A, LLC

The undersigned member of Jackal Merger Sub A, LLC, a Delaware limited liability company (“Company”), hereby enters into this “Agreement” on November 18, 2019 and hereby agrees as follows:

1.    Name; Formation; Term. The name of the Company is Jackal Merger Sub A, LLC. Pursuant to the filing of the certificate of formation with the office of the Delaware Secretary of State, the Company was formed on November 18, 2019 as a limited liability company in accordance with the Delaware Limited Liability Company Act (“Act”). The existence of the Company commenced on the date the certificate of formation was filed with the office of the Secretary of the State of Delaware and shall continue until the Company is dissolved pursuant to Section 10 of this Agreement.

2.    Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware is the registered office set forth in the certificate of formation; provided that the Member may designate another office (which need not be a place of business of the Company) in the manner provided by law. The registered agent of the Company in the State of Delaware is the initial registered agent named in the certificate of formation; provided that the Member may designate another Person as the registered agent from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

3.    Purposes. The purpose of the Company is to engage in any business or activity that is not prohibited by the Act.

4.    Member. The sole member of the Company is Parsley Energy, Inc. (the “Member”). The Company may, with the prior written consent of the Member, admit additional Persons as members.

5.    Limited Liability. The Member shall not have any personal liability whatsoever in such Member’s capacity as a member, whether to the Company, to the creditors of the Company or to any other Person for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

6.    Management.

(a)    The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, under the Act. The Member is authorized to bind the Company and to execute and deliver any instrument or document on behalf of the Company without any vote or consent of any other Person.

(b)    The Member may, from time to time, designate one or more persons to be authorized signatories of the Company. Authorized persons do not need to be a resident of the State of Delaware. Any authorized person so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them.

(c)    The Member may, from time to time, designate one or more persons to serve as officers of the Company. Officers do not need to be residents of the State of Delaware. An officer shall have only such title, authority and duties that the Member may provide from time to time. Each officer shall hold office until such officer’s successor is appointed or until such officer dies, resigns or is removed. An officer may resign at any time by delivering written notice to the Member and such resignation shall be effective upon receipt by the Member unless it is specified to be effective at some other time or upon the happening of some other event. An officer may be removed as an officer for any reason by the Member at any time. Appointment of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company shall remain vacant until filled by the Member. Unless otherwise determined by the Member in writing, each officer shall, in the performance of such officer’s duties, owe to the Company and the Members duties of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

7.    Indemnification; Exculpation.

(a)    The Company hereby agrees to indemnify, reimburse and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person by reason of the fact that such Person is or was a member of the Company, is or was serving as an officer or authorized person of the Company or is or was serving at the request of the Company as an officer, manager, director, principal, member, partner, employee or agent of another legal entity, joint venture or other enterprise; provided that, unless in connection with such officer’s appointment the Member specifies otherwise, no officer shall be indemnified for any damages, judgments, penalties, fines, settlements or expenses (i) to the extent attributable to such officer’s gross negligence, willful misconduct, bad faith or violation of law, (ii) for any breach of any fiduciary duty of such officer; (iii) for any breach of any representations, warranties or covenants by such officer contained in any other agreement with the Company or any of its subsidiaries or (iv) in any action brought by such officer, such officer’s affiliates or the Person of whom such officer is the legal representative. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The Company may, by action of the Member, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of members, officers and authorized persons.

(b)    Notwithstanding anything contained herein to the contrary, any indemnity by the Company shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(c)    None of the Indemnified Persons shall be liable to the Member or the Company for mistakes of judgment, or for action or inaction, taken in good faith, or for losses due to such mistakes, action or inaction, or to the negligence, dishonesty, or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged, or retained with reasonable care. Any party entitled to relief hereunder may consult with legal counsel and accountants in respect of affairs of the Company and be fully protected and justified in any reasonable action or inaction that is taken in good faith in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care.

(d)    The right to indemnification and the advancement and payment of expenses conferred in this Section 7 shall not be exclusive of any other right which an Indemnified Person may have or hereafter acquire under any law (common or statutory), agreement, vote of the Member or otherwise.

8.    LLC Interests; Capital Contributions; Loans. The limited liability company interest in the Company, including the right to a distributive share of profits, losses and other items on income, gain, loss, deduction and credits of the Company, to distributions pursuant to Section 9 and to a distributive share of the assets of the Company in a liquidation and winding up, shall be represented by “Units,” which shall include any series of Units created and authorized by the Member after the date hereof; provided that any such series of Units shall the relative rights, powers and duties set forth in this Agreement. The Unit Ownership Ledger attached hereto the number of Units held by the Member and the Capital Contributions made (or deemed to be made) by the Member. The Member is not required to make any Capital Contributions to the Company. The Unit Ownership Ledger will be updated from time to reflect issuances, transfers and repurchases of Units and any additional Capital Contributions. Loans by the Member to the Company shall not be considered Capital Contributions but shall be a liability of the Company, payable or collectible in accordance with the terms upon which such loan is made.

9.    Distributions. The Member may, but is not obligated to, cause the Company to make distributions at such time, in such amounts and in such form as determined by the Member.

10.    Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

11.    Transfers and Assignments. The Member may transfer Units and assign its Membership Interest.

12.    Pledge of Units or Membership Interest. The Member may pledge or hypothecate any or all of its Units or Membership Interest to any lender to the Company or any affiliate thereof or to an agent acting on such lender’s behalf. Upon a transfer of any Units or the Member’s Membership Interest pursuant to the exercise of remedies in connection with a pledge or hypothecation: (a) the lender, agent or transferee of such lender or agent, as the case may be, shall become the Member and shall succeed to all of the rights, duties and powers, and shall be bound by all of the obligations, of the Member and (b) following such transfer, the pledging Member shall cease to be a member and shall have no further rights, duties, powers, obligations or liabilities as a member of the Company or otherwise under this Agreement. The execution and delivery of this Agreement by the Member shall constitute any necessary approval of such Member under the Act to the foregoing provisions of this Section 12.

13.    Amendments. The Member may amend this Agreement at any time; provided that Section 12 may not be amended so long as any Units or the Membership Interest of the Member remain subject to a pledge or hypothecation in favor of any lender to the Company or any affiliate thereof without the pledgee’s (or the transferee of such pledgee’s) prior written consent. Each recipient of a pledge or hypothecation of Units or the Membership Interest (and the transferee of such pledgee) shall be a third party beneficiary of the provisions of Section 12.

14.    Tax Matters. The Company will be treated as a disregarded entity for federal income tax purposes and for purposes of corresponding provisions of state and local law, provided that if two or more Persons are members of the Company, the Company will be treated as a partnership for federal income tax purposes and for purposes of corresponding provisions of state and local law.

15.    Observance of Formalities. Notwithstanding anything herein or in the Act to the contrary, the failure of the Company, the Member or any officer or authorized person to observe any formalities or procedural or other requirements relating to the exercise of its rights, duties, powers or management of the Company’s business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member.

16.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

17.    Descriptive Headings; Interpretation; Definitions. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The phrase “at any time” shall be deemed to be followed by the words “and on one or more occasions” and the phrase “from time to time” shall be interpreted to mean “at any time and on one or more occasions.” Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. Whenever in this Agreement the Member is required or permitted to take any action or to make a decision or determination, the Member shall take such action or make such decision or determination in its sole and absolute discretion and shall not be subject to any other or different standard. “Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company or other legal entity or governmental entity. “Capital Contributions” means the cash, property, services rendered, or a promissory note or other obligation to contribute cash or property or to perform services, which a member contributes or is deemed to contribute to the Company in its capacity as a member. “Membership Interest” means, in respect of a member, the rights, powers and duties of such Member set forth in this Agreement and the Act.

The undersigned has executed this limited liability company agreement as of the date first above written.

MEMBER:

PARSLEY ENERGY, INC.

By:	/s/ Colin W. Roberts
Name:	Colin W. Roberts
Its:	Executive Vice President – General Counsel

Signature Page to LLC Agreement

Jackal Merger Sub A, LLC

Unit Ownership Ledger

Member	Units
Parsley Energy, Inc.	100%
303 Colorado Street
Suite 3000
Austin, Texas 78701